Filed Pursuant to Rule 424(b)(3)
Registration No: 333-172659

PROSPECTUS SUPPLEMENT

State-Investors Bank 401(k) Plan

Offering Participation Interests in up to 380,361 shares of

State Investors Bancorp, Inc.

Common Stock

This prospectus supplement is being provided to employees of State-Investors Bank who are participants in the newly adopted State-Investors Bank 401(k) Plan (the “Plan”). The current Plan was adopted for the benefit of State-Investors Bank active employees to replace the former Pentegra Defined Contribution Plan for Financial Institutions (referred to as the “former Plan”). The account balances of active employees of State-Investors Bank have been transferred from the Pentegra Defined Contribution Plan for Financial Institutions, a multiple-employer plan in which State-Investors Bank formerly participated, to the Plan, effective as of March 1, 2011, provided that such employees consented to such transfer. This prospectus supplement relates to the election by Plan participants to invest all or a part of their Plan accounts in stock units representing an ownership interest in the common stock of State Investors Bancorp, Inc. at a purchase price of $10.00 per share.

State-Investors Bank is converting from a mutual savings bank to a stock savings bank and establishing a stock holding company, State Investors Bancorp, to hold all of the outstanding shares of State-Investors Bank. All of the shares of State Investors Bancorp will be held by public shareholders. In connection with the conversion, State Investors Bancorp’s common stock will be offered for sale to certain depositors in a subscription offering and then to the general public in a community offering.

As a participant in the Plan, you may use your account balance in the Plan to purchase shares of State Investors Bancorp common stock in two possible ways:

•

First, if you already have subscription rights as an eligible depositor of State-Investors Bank, you may exercise such rights and use the monies held in your individual Plan account to purchase shares during the subscription offering of State Investors Bancorp’s shares, subject to the limitations and other conditions of such offering. If you do not have subscription rights, you may be able to use the monies held in your individual Plan account to purchase shares during a community offering, as a member of the general public. Subscription offering orders, however, will have preference over orders placed in a community offering, in the event the offering is oversubscribed. Because the Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly. Shares may be purchased in this manner by allocating all or a portion of the funds in your Plan account into a new investment option, the employer stock fund, which provides the opportunity to invest State Investors Bancorp’s common stock. The purchase price is $10.00 per share.

•

Second, after State Investors Bancorp’s initial public offering is completed, on an ongoing basis, whether or not you purchase shares during the offering, you will be able to allocate all or a portion of your Plan account between all of the Plan’s investment funds including the option to invest in State Investors Bancorp’s common stock. The purchase price of shares will be market price, which may be more or less than the $10.00 purchase price in the offering.

The prospectus dated May 11, 2011 of State Investors Bancorp, which is attached to this prospectus supplement, includes detailed information with respect to State Investors Bancorp, State-Investors Bank and the offering of State Investors Bancorp common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

For a discussion of certain factors you should consider before investing, see “Restrictions on Resale” at page S-10 in this prospectus supplement and “Risk Factors” beginning on page 10 in the prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The participation interests are not savings accounts or deposits and are not insured or guaranteed by any government insurance fund, State-Investors Bank or State Investors Bancorp, Inc. This type of investment involves risk and you may lose some or all of your investment.

The date of this prospectus supplement is May 11, 2011

i

THE OFFERING

Summary of the Conversion

State-Investors Bank is converting from the mutual to the stock form and organizing a new stock holding company under the name State Investors Bancorp, Inc., a Louisiana corporation. State-Investors Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of State Investors Bancorp. You may use your Plan account to subscribe for shares of common stock of State Investors Bancorp as described in this prospectus supplement.

Securities Offered

The securities offered by this prospectus supplement are participation interests in the Plan. State-Investors Bank is offering stock units in the Plan. The stock units represent indirect ownership of State Investors Bancorp common stock through the State Investors Bancorp, Inc. Stock Fund being established under the Plan in connection with the stock offering. At January 31, 2011, the Plan had $3,803,610 in assets which could be used to purchase up to 380,361 shares (at the purchase price of $10.00 per share) of State Investors Bancorp’s common stock subject to the limitations and conditions of State Investors Bancorp’s offering. The Plan will hold the common stock and the Plan will only acquire shares at the instruction of Plan participants for their own accounts. State Investors Bancorp is the issuer of the common stock. The common stock to be issued hereby is conditioned on the completion of the conversion. Your investment in the common stock of State Investors Bancorp in the conversion is subject to the priority purchase rights applicable to you, as set forth in the Plan of Conversion, and as described below. Information with regard to the Plan is contained in this prospectus supplement, and information with regard to the conversion and the financial condition, results of operation and business of State-Investors Bank is contained in the attached prospectus. This prospectus supplement should be read with the attached prospectus. The address of the principal executive office of State Investors Bancorp and State-Investors Bank is 1041 Veterans Boulevard, Metairie, Louisiana 70005. The telephone number of State-Investors Bank is (504) 832-9400.

Election to Purchase Common Stock in the Offering; Priorities

You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Plan to be invested in the employer stock fund. The Plan trustee will subscribe for common stock offered for sale in connection with the conversion according to your directions. In the event the offering is oversubscribed and the Plan trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that is not invested in common stock of State Investors Bancorp will be returned to the other investments of the Plan pursuant to your existing investment directions. If you choose not to direct the investment of your Plan account balance to purchase shares of State Investors Bancorp’s common stock in the offering, your Plan account balance will remain in the other investment options of the Plan as previously directed.

You are permitted to use funds allocated to your Plan account to purchase shares of State Investors Bancorp’s common stock in the subscription offering to the extent that you fall into one of the following orders of priority:

•	first, you held deposit account(s) at State-Investors Bank with an aggregate balance of $50 or more at the close of business on October 31, 2009;

•	second, you held deposit account(s) at State-Investors Bank with an aggregate balance of $50 or more at the close of business on March 31, 2011; and

•

third, you held deposit account(s) at State-Investors Bank at the close of business on April 30, 2011, or were a borrower as of April 22, 1993, whose loan continued to be outstanding as of April 30, 2011.

If you do not qualify in the subscription offering, your order will be treated as a community offering order. Common stock so purchased will be allocated to your Plan account.

The limitations on the amount of common stock that you may purchase in the offering, as described in the attached prospectus, see “The Conversion and Offering—Limitations on Common Stock Purchases,” will be calculated based on the aggregate amount directly purchased by you in the offering with funds held outside the Plan, together with the amount purchased with funds allocated to your Plan account.

How to Use Plan Funds and Funds Held Outside the Plan to Invest in the Offering

Accompanying this prospectus supplement is an investment election form attached as Annex A. The investment election form will enable you to direct that all or a portion of your beneficial interest in the Plan be used to invest in the common stock of State Investors Bancorp. If you wish to invest all or part of your beneficial interest in the assets of the Plan in State Investors Bancorp’s common stock during the offering, you should complete the investment election form and return it to Danny McGowan no later than 12:00 noon, Central time on June 10, 2011. In order to purchase shares outside the Plan (in your name or through an IRA), you must complete and return a stock order form, along with payment by check or by authorizing a withdrawal from your State-Investors Bank deposit account(s) to be received by the conversion center no later than 12:00 noon, Central time, on June 15, 2011. If you do not have a stock order form, or have other questions about purchasing stock outside the Plan, contact the stock information center by calling (877) 860-2070.

Deadline for Delivery of Election Forms

The investment election form must be returned to State-Investors Bank, 1041 Veterans Boulevard, Metairie, Louisiana 70005, Attn: Danny McGowan, to be received no later than 12:00 noon, Central time on June 10, 2011.

Irrevocability of Election to Participate in the Offering

After you return the investment election form, your directions to transfer amounts credited to your Plan account to purchase shares of common stock during the offering are irrevocable.

Direction to Purchase Common Stock After the Offering

After the offering, whether or not you elected to purchase shares during the offering, you will continue to be able to direct the investment of your plan contributions in the investment options available under the Plan, including State Investors Bancorp’s common stock, through the employer stock fund (the percentage invested in any option must be a whole percent). You may change the allocation of your interest in the various investment options offered under the Plan at any time. Special restrictions may apply to transfers directed to or from State Investors Bancorp’s common stock if you are an executive officer, director or principal shareholder of State Investors Bancorp and are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, participants who are our officers or directors will not be able to transfer their initial investment out of State Investors Bancorp’s common stock purchased in the offering for a period of one (1) year following completion of the conversion.

Purchase Price of Common Stock

The funds you allocate for the purchase of common stock in the offering will be used by the Plan trustee to purchase shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock in the offering will be $10.00 per share, the same price as paid by all other persons who purchase shares of common stock in the offering.

After the offering, common stock purchased by the Plan trustee will be acquired in open market transactions or from State Investors Bancorp’s treasury stock account. The prices paid by the trustee for shares acquired in the open market may be higher or lower than the $10.00 per share offering price and will be for “adequate consideration” which means the fair market value of the common stock as quoted on the Nasdaq Stock Market.

Nature of a Participant’s Interest in Common Stock

The common stock will be held in the name of the Plan, as trustee, and will be allocated to your individual account under the Plan. Therefore, earnings with respect to your Plan account should not be affected by the investment designations (including investments in State Investors Bancorp common stock) of other participants.

DESCRIPTION OF THE PLAN

Introduction

The former Plan was originally adopted effective as of January 1, 1993 and participated in the Pentegra Defined Contribution Plan for Financial Institutions, a multiple employer plan. The former Plan was amended effective September 1, 2007 to add a 401(k) employee deferral and employer matching contribution feature. The former Plan was further amended and restated effective as of December 31, 2007. In connection with the mutual to stock conversion of State-Investors Bank and the initial public offering of common stock of State Investors Bancorp, State-Investors Bank desired to permit employees who participated in the former Pentegra Plan and who have the ability to direct the investment of their account balances to purchase common stock of State-Investors Bancorp in their accounts in the Plan. In order to facilitate the purchase of shares, however, State-Investors Bank was required to transfer the account balances of State-Investors Bank employees who participated in former Pentegra Plan to a new single employer plan that State-Investors Bank established. The single employer Plan was adopted effective March 1, 2011. The former Pentegra Plan does not permit the account balances of former employees to be transferred to the new single employer plan. Accordingly, no account of a former employee has been transferred to the Plan.

The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. State-Investors Bank received a determination letter from the IRS dated March 8, 2010 for the former Plan, which provides that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code

Employee Retirement Income Security Act

The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained under Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to the termination of your employment with State-Investors Bank. A substantial federal tax penalty also may be imposed on distributions made prior to you attaining the age 59  1/2.

Reference to Full Text of Plan

The following is a summary of the Plan and does not contain all of the detailed information in the Plan. Copies of the Plan are available to all employees by request from State-Investors Bank, 1041 Veterans Boulevard, Metairie, Louisiana 70005, Attn: Danny McGowan. You are urged to read carefully the full text of the Plan. To the extent that any conflict may exist between the terms and conditions of the Plan and the description in this prospectus supplement, the terms and conditions in the Plan shall control.

Eligibility and Participation

An employee of State-Investors Bank is eligible to become a participant in the Plan once the employee reaches age 21 and after completing one (1) year of employment in which the employee completed at least 1,000 hours of service. An eligible participant will enter the Plan on the first day of the calendar month coinciding with or next following the date an employee satisfies these requirements. After an employee enters the Plan, he or she is eligible to receive employer safe harbor matching contributions equal to 100% of the amount of the participant’s elective deferrals that do not exceed 3% of the participant’s eligible compensation, and 50% of the amount of the participant’s elective deferrals that exceed 3% of the participant’s eligible compensation but that do not exceed 5% of the participant’s compensation. The plan year is the calendar year, January 1 to December 31.

As of January 31, 2011, there were approximately 27 employees actively participating in the Plan.

Contributions Under the Plan

401(k) Contributions. As a Plan participant, during 2010 you were permitted to make elective deferral contributions to the Plan (in whole percentages) in an amount up to 75% of your Plan compensation. Effective March 1, 2011, the Plan was amended and restated and, in connection with the restatement of the Plan, you are now permitted make elective deferral contributions in any amount up to the maximum percentage of compensation permitted to under the tax laws. Contribution changes are permitted daily. The amount you elect is subject to certain restrictions and limitations, as discussed below, not to exceed $16,500 for 2011 or such higher amount as may be periodically set by the IRS, with such amount to be contributed to the Plan on your behalf. If you are 50 years or older, you can also make “catch up” contributions of up to $5,500 in 2011. Your pre-tax employee contributions are transferred by State-Investors Bank to the trustee and credited to your Plan account. The Plan defines “compensation” as your income reportable on Form W-2 for purposes of Section 6051 of the Internal Revenue Code, plus certain pre-tax contributions. Generally, you may elect to modify the amount contributed to your Plan account; however, special restrictions apply to the employer stock fund if you are subject to Section 16 of the Securities Exchange Act of 1934.

Employer Matching and Profit Sharing Contributions. State-Investors Bank currently contributes a matching contribution amount equal to 100% of the first 3% of your contribution, plus 50% of the next 2% of your compensation. State-Investors Bank may also make annual discretionary profit sharing contributions to the Plan. Such profit sharing contributions are not mandatory and historically have been determined on the basis of a fixed percentage of participants’ compensation. Discretionary profit sharing contributions are fully vested when contributed to the Plan.

Limitations on Contributions

Limitation on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions and forfeitures allocated to your Plan account during any calendar year generally may not exceed the lesser of 100% of compensation for the calendar year or $49,000 (for 2011) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code).

Limitation on 401(k) Plan Contributions. By law, your total deferrals under the Plan may not exceed $16,500 for 2011 ($22,000 if you are 50 years or older), adjusted for increases in the cost of living as permitted by the Internal Revenue Code. Contributions in excess of this limitation will be included in gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan, unless the excess deferral (together with any income allocable thereto) is distributed by April 15th of the following year in which the excess deferral is made. Any income on the excess deferral that is distributed by April 15th of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the taxable year in which the excess deferral is made.

Limitation on Plan Contributions for Highly Compensated Employees. Section 401(k) of the Internal Revenue Code limits the amount of salary deferrals that may be made to the Plan in any calendar year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of State Investors Bancorp), or (2) for the preceding year had compensation from the employer in excess of $110,000 (for 2011), and if the employer so elects was in the top-group of employees for such preceding year. An employee is in the top-paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year must be distributed to such highly compensated employees before the close of the following calendar year. However, the employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions either are recharacterized or are distributed before the close of the first 12 months following the calendar year to which such excess contributions relate.

Top-Heavy Plan Requirements. If for any calendar year the Plan is a top-heavy plan, State-Investors Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In general, the Plan will be regarded as a “top-heavy plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees generally include any employee who, at any time during the calendar year, was (1) an officer of State-Investors Bank having annual compensation in excess of $160,000 (for 2011), (2) a 5% owner of State Investors Bancorp (i.e., owns directly or indirectly more than 5% of the stock of State Investors Bancorp, or stock possessing more than 5% of the total combined voting power of all stock of State Investors Bancorp or (3) a 1% or greater owner of State Investors Bancorp having annual compensation in excess of $150,000.

Loans

You are generally permitted to borrow money from your account once per year. The loan amount must be at least $1,000 and is limited to a maximum of 50% of your vested account balance, up to a maximum of $50,000. The interest rate will be determined at the time of the loan request. This rate will remain fixed for the life of the loan. You can borrow for any reason up to a maximum term of 60 months. If you are borrowing to purchase a residence, your loan may have a term of up to 180 months. Refinancing is not permitted. The Plan Administrator can provide you with information about the fees associated with a loan. Unlike a withdrawal, there are no tax penalties associated with the plan’s loan feature, unless you default on the loan repayment, in which case the loan is treated as a withdrawal.

Hardship Withdrawal

You can withdraw contributions made on your behalf if your employer determines that you have an immediate financial need created by severe hardship and you lack other reasonably available resources. The IRS defines financial hardship as:

•	Purchase of a primary residence and payment of certain expenses related to the repair of damage to a primary residence.

•	To prevent eviction from or foreclosure of a primary residence.

•	Tuition, including room and board, for the next 12 months of post-secondary education for yourself, your spouse or children.

•	Payment of unreimbursed medical expenses and certain funeral expenses.

•	Payment for expenses for repairing damages to a principal residence that would qualify for a casualty deduction under the Internal Revenue Code.

In the event of a hardship withdrawal, you may continue to make contributions to the 401(k) Plan.

In-Service Withdrawal

In general, you may make a full or partial withdrawal if you have an immediate financial need created by severe hardship, as described in the preceding paragraph under the header “Hardship Withdrawal.” If you make a withdrawal, you may continue to make contributions to the Plan. The Plan also provides for in-service withdrawals of rollover account balances and, to the extent that you are vested in your Plan account balance and have completed five (5) years of participation in the Plan, employer matching contributions. You are also entitled to apply for in-service distribution of your entire account balance if you have attained age 59 1/2.

Under current tax law, any amounts withdrawn from the plan—both contributions and earnings—will be taxed as ordinary income. Distributions before age 59 1/2, unless such distributions are a result of severance from employment at or after age 55, or death, are also subject to a 10% early withdrawal penalty, as well as regular income tax.

Investment of Contributions

All amounts credited to your accounts under the Plan are held in a trust. A trustee appointed by State-Investors Bank’s Board of Directors administers the trust. Accompanying this prospectus supplement is Annex B, which provides a description of the investment choices under the Plan.

Employer Stock

Each participant’s beneficial interest in his or her common stock of State Investors Bancorp will be valued using the unit accounting method and the common stock acquired by the trustee will be denominated in stock units and held in trust for the participants in the Plan. Initially one stock unit will equal one share of State Investors Bancorp common stock, and a stock unit initially will be valued at $10.00. Following the stock offering, the stock unit value will be determined by dividing the total market value of the State Investors Bancorp, Inc. Stock Fund at the end of each day by the total number of units held in the State Investors Bancorp, Inc. Stock Fund by all participants as of the close of the previous day. The change in stock unit value will reflect the day’s change in stock price, any cash dividends accrued and the interest earned on the cash component of the State Investors Bancorp, Inc. Stock Fund, less any investment management fees. All purchases will be made at prevailing market prices. Under certain circumstances, the Plan trustee may be required to limit the daily volume of shares purchased.

Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of our common stock will be paid out of a cash account managed by the Plan trustee. Therefore, although your account will not be directly adjusted for such fees, the market value of the shares held in your account will be reduced.

As of the date of this prospectus supplement, none of the shares of State Investors Bancorp common stock have been issued or are outstanding and there is no established market for State Investors Bancorp’s common stock. Accordingly, there is no record of the historical performance of State Investors Bancorp’s common stock. Generally, performance will be dependent upon a number of factors, including the financial condition and profitability of State Investors Bancorp and market conditions for State Investors Bancorp’s common stock.

Vesting

You are always 100% vested in your pre-tax employee contributions and the earnings thereon under the Plan. In addition, you are always 100% vested in any employer safe harbor matching or other contributions made on your behalf (and the earnings thereon) under the Plan.

Distribution Upon Retirement or Disability

Upon retirement or disability, you may elect to have your vested account balance distributed in a single lump-sum payment or in installments over a period not in excess of his remaining life expectancy. Payment of your benefits must generally begin no later than the April 1 following the later of the calendar year in which you attain age 70 1/2 or the calendar year in which you retire.

Distribution Upon Death

If you die before your entire vested interest has been distributed, benefits will be paid to your surviving spouse in a single lump-sum payment. If you are an unmarried participant, or you are a married participant with special consent to the designation of a beneficiary other than your spouse, payment of benefits to your chosen beneficiary will be in a single lump-sum payment.

Distribution Upon Termination of Employment

After termination of employment with State-Investors Bank, you are entitled to distribution of your vested Plan account upon the earlier of death, disability, or attainment of the Plan’s normal retirement age. However, you may elect to receive a distribution of your vested Plan account after termination prior to death, disability, or the attainment of the Plan’s normal retirement age.

Non-alienation of Benefits

Except with respect to federal income tax withholdings and qualified domestic relations orders, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Reports to Plan Participants

The Plan administrator will furnish to you a quarterly statement showing the balance in your Plan account as of the end of that period, the amount of contributions allocated to your Plan account for that period, and the adjustments to your account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Plan Administration

The Board of Directors of State-Investors Bank is the named fiduciary of the Plan for purposes of ERISA. The trustee for all the investment funds under the Plan, except the employer stock fund, is Pentegra Trust Company. Anthony Sciortino is currently the trustee of the State Investors Bancorp, Inc. Stock Fund. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator.

The Plan is administered by a Plan administrator who is one or more persons appointed by and who serve at the pleasure of State-Investors Bank. Currently, the Plan administrator is State-Investors Bank. The address and telephone number of the administrator is 1041 Veterans Boulevard, Metairie, Louisiana 70005, (504) 832-9400.

The administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

State-Investors Bank intends to continue the Plan indefinitely. Nevertheless, State-Investors Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, if you are affected by the termination you will have a fully vested interest in your Plan account. State-Investors Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that State-Investors Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan trust assets to another plan, the Plan requires that each participant will (if either the Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

General. The following is a brief summary of certain federal income tax aspects of the Plan. Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

As a “qualified retirement plan,” the Internal Revenue Code affords special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. State-Investors Bank expects that it will adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code.

You are urged to consult your tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant’s death, disability or separation from service, or after the participant attains age 59  1/2; and (3) consists of the balance to the credit of the participant under this Plan and all other profit sharing plans, if any, maintained by State-Investors Bank. The portion of any lump-sum distribution that is required to be included in the participant’s or beneficiary’s taxable income for federal income tax purposes consists of the entire amount of such lump-sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit sharing plans maintained by State-Investors Bank which is included in such distribution.

Averaging Rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation in the Plan or in any other profit-sharing plan maintained by State-Investors Bank and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

Under a special rule, if you turned age 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments

Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost to the Plan. The tax basis of such common stock to the participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by IRS regulations.

Distribution: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. Virtually all distributions from the Plan may be rolled over to another qualified retirement plan or to an IRA without regard to whether the distribution is a lump-sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to an IRA. Distributions that are made directly to another retirement plan or a traditional IRA are generally not taxable to you until you take a distribution from such plan or IRA. Distributions may also be made to a Roth IRA, provided that the taxable amount of the distribution will be included in your taxable income. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to a traditional IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or the participant and another individual), or for a period of 10 years or more, (2) a minimum distribution required by Section 401(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution.

ERISA and Other Qualification

As noted above, the Plan is subject to certain provisions of ERISA, and was submitted to the IRS for a determination that it is qualified under the Internal Revenue Code.

We have provided a brief description of the material federal income tax aspects of the Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from Plan.

Restrictions on Resale

All shares of common stock purchased in connection with the conversion by any of our directors or officers, including shares acquired in the Plan, will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as long as the common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, and Rule 144 under the Securities Act of 1933, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as State Investors Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans, must be reported periodically, either on a Form 4 within two business days after a change occurs, or annually in certain limited situations on a Form 5 within 45 days after the close of State Investors Bancorp’s fiscal year. Investment in our common stock in the Plan by officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the SEC on the Forms 4 or Forms 5 filed by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by State Investors Bancorp of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for Plan benefits and the change in net assets available for Plan benefits at December  31, 2010, is available upon written request to the Plan administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., which firm acted as special counsel for State Investors Bancorp and State-Investors Bank in connection with the conversion and offering.

ANNEX A

STATE-INVESTORS BANK 401(k) PLAN

Investment Election Form

Name of Plan Participant:	Social Security Number:

1. INSTRUCTIONS. This form provides your directions to sell certain investments in your State-Investors Bank 401(k) Plan account for the purpose of purchasing the common stock of State Investors Bancorp, Inc. during the stock offering.

To direct the investment of all or part of the funds credited to your account into the common stock of State Investors Bancorp, you should complete and submit this form to Danny McGowan, Chief Financial Officer, to be received no later than 12:00 noon, Central time on June 10, 2011. A representative for State-Investors Bank will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact the stock information center at (877) 860-2070. If you do not complete and return this form to State-Investors Bank by 12:00 noon on June 10, 2011, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment directions.

2. INVESTMENT DIRECTIONS. As directed below, I hereby authorize the sale of the funds currently credited to my account and the purchase of common stock of State Investors Bancorp with such proceeds. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010, but you may not transfer $1,001 or $1,011. If the value of any fund you select is insufficient to cover the dollar amount selected below, then your order will be reduced accordingly. Be aware that the fund values change daily, and funds will not be transferred for several days after June 10, 2011.

Plan Investment Funds	Dollar Amount
Target Retirement Income Fund	Sell $
Target Retirement 2010 Fund	Sell $
Target Retirement 2015 Fund	Sell $
Target Retirement 2020 Fund	Sell $
Target Retirement 2025 Fund	Sell $
Target Retirement 2030 Fund	Sell $
Target Retirement 2035 Fund	Sell $
Target Retirement 2040 Fund	Sell $
Target Retirement 2045 Fund	Sell $
Target Retirement 2050 Fund	Sell $
Pentegra Stable Value Fund	Sell $
Short Term Investment Fund	Sell $
Government Short Term Investment Fund	Sell $
Treasury Inflation Protected Securities Fund	Sell $
Aggregate Bond Index Fund	Sell $
S&P 500 Index Fund	Sell $
Vanguard Value Index Fund	Sell $
Vanguard Growth Index Fund	Sell $
S&P MidCap Index Fund	Sell $
Russell 2000 Index Fund	Sell $
Nasdaq 100 Index Fund	Sell $
US REIT Fund	Sell $
International Fund	Sell $

Number of Shares of State Investors Bancorp	Price Per Share	Total Amount To Purchase

X	$10.00	=	$

3. PURCHASER INFORMATION. To the extent that your order cannot be filled with common stock of State Investors Bancorp, the amount (including earnings, if any) not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections. Please indicate your purchase priority in the offering.

a.	☐	Eligible Account Holder—Check here if you were a depositor with $50.00 or more on deposit with State-Investors Bank as of October 31, 2009. Please list your accounts below.

b.	☐

Supplemental Eligible Account Holder—Check here if you were a depositor with $50.00 or more on deposit with State-Investors Bank as of March 31, 2011, but are not an Eligible Account Holder. Please list your account(s) below.

c.	☐

Other Member—Check here if you were a depositor with State-Investors Bank as of April 30, 2011, or were a borrower as of April 22, 1993, whose loans continued to be outstanding as of April 30, 2011, but are not an Eligible Account Holder or Supplemental Eligible Account Holder. Please list your account(s) below.

d.	☐	Community Member—Check if none of the above subscription offering categories applies, but you wish to place an order for common stock through the Plan in the community offering.

Please	Note: Failure to list all of your State-Investors Bank deposit accounts that qualify you in a, b or c above, may result in the loss of part or all of your subscription rights.

Account Title (Name(s) on Account)	Deposit Account Number

4. PURCHASE LIMITATIONS. The following restrictions apply to the aggregate number of shares you may request to purchase during the stock offering, including your purchase through the Plan plus any purchases you make outside the Plan, using a Stock Order Form:

•	Minimum number of shares: 25 shares ($250)

•	Maximum number of shares: up to 30,000 shares ($300,000)

•	Maximum number of shares for you, together with associates: 50,000 shares ($500,000)

See “The Conversion and Offering—Limitations on Common Stock Purchases” in the accompanying prospectus for more information.

5. ACKNOWLEDGMENT OF PARTICIPANT. I understand that this Investment Election Form is irrevocable and shall be subject to all of the terms and conditions of State-Investors Bank 401(k) Plan and the Plan of Conversion.

Subscription rights pertain to those eligible to subscribe in the Subscription Offering. Federal regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of conversion subscription rights, or the underlying securities, to the account of another.

Under penalty of perjury, I certify that I am purchasing shares solely for my own account and that there is no agreement or understanding regarding the sale of such shares, or my right to subscribe for shares.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK ARE NOT A DEPOSIT OR ACCOUNT AND ARE NOT FEDERALLY INSURED, AND ARE NOT GUARANTEED BY STATE INVESTORS BANCORP, INC. OR STATE–INVESTORS BANK OR BY THE FEDERAL GOVERNMENT.

If anyone asserts that the shares of common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Office of Thrift Supervision Consumer Response Center at (800) 842-6929.

I further certify that, before purchasing the common stock of State Investors Bancorp, Inc., I received the Prospectus dated May 11, 2011, and Prospectus Supplement dated May 11, 2011, and that I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment described in the “Risk Factors” section beginning on page 10, which risks include but are not limited to the following:

Risks Related to Our Business

1.	Our commercial real estate lending activities may expose us to increased lending risks.
2.	A portion of our loan portfolio consists of loan participants secured by properties outside of our primary market area. Loan participations may have a higher risk of loss than loans we originate because we are not the lead lender and we have limited control over credit monitoring.
3.	If our allowance for losses on loans is not adequate to cover losses, our earnings could decrease.
4.	The recent economic recession could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.
5.	We continue to feel the effects of Hurricane Katrina in 2005 which resulted in a significant reduction of population in metropolitan New Orleans and may continue to have long-term adverse effects on the banking business in southern Louisiana.
6.	Our business is geographically concentrated in south central Louisiana, which makes us vulnerable to downturns in the local economy as well as the economic effects of hurricanes, tropical storms and oil spills.
7.	Changes in interest rates could have a material adverse effect on our operations.
8.	Increased and/or special Federal Deposit Insurance Corporation assessments will hurt our earnings.
9.	We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.
10.	Recently enacted regulatory reform may have a material impact on our operations.
11.	We face strong competition in our primary market area which may adversely affect our profitability.
12.	We rely heavily on our management team and the loss of key officers may adversely affect operations.
13.	We rely heavily on technology and computer systems. The negative effects of computer system failures and unethical individuals with the technological ability to cause disruption of service could significantly affect our reputation and our ability to generate deposits.

Risks Related to the Offering

14.	Our stock-based benefit plans will be dilutive.
15.	The implementation of stock-based benefit plans will increase our future compensation and may adversely affect our net income.
16.	Our stock price may decline when trading commences.
17.	A limited market for our common stock may depress our market price and make it difficult to buy or sell our stock.
18.	We intend to remain independent, which may mean you will not receive a premium for your common stock.
19.	We have broad discretion in investing the net proceeds of the offering.
20.	Our stock value may suffer from anti-takeover provisions in our articles of incorporation and bylaws that may impede potential takeovers that management opposes.
21.	We will be required to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses.

To the extent your order cannot be filled with common stock of State Investors Bancorp, the amount (including earnings, if any) not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections.

Please contact the stock information center at (877) 860-2070 for more information.

Signature of participant	Date:

Keep a Copy of this Form for Your Records

ANNEX B

STATE-INVESTORS BANK

401(k) PLAN

Investment Choices

You may currently direct the investment of your account into one or more of the following funds. Available information concerning the annual percentage returns of these funds for the prior three years is provided below.

Target Retirement Income Fund	Government Short Term Investment Fund
Target Retirement 2010 Fund	Treasury Inflation Protected Securities Fund
Target Retirement 2015 Fund	Aggregate Bond Index Fund
Target Retirement 2020 Fund	S&P 500 Index Fund
Target Retirement 2025 Fund	Vanguard Value Index Fund
Target Retirement 2030 Fund	Vanguard Growth Index Fund
Target Retirement 2035 Fund	S&P MidCap Index Fund
Target Retirement 2040 Fund	Russell 2000 Index Fund
Target Retirement 2045 Fund	Nasdaq 100 Index Fund
Target Retirement 2050 Fund	US REIT Fund
Pentegra Stable Value Fund	International Fund
Short Term Investment Fund

In connection with the offering of common stock of State Investors Bancorp, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the State Investors Bancorp, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

The net gain (or loss) of the funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the trust) will be determined at least daily during the calendar year. For purposes of such allocations, all assets of the trust are valued at their fair market value.

Core Investment Funds. The annual percentage return on these funds for the prior three years was:

Funds	2010	2009	2008
Target Retirement Income Fund	9.75%	*	*
Target Retirement 2010 Fund	12.32%	*	*
Target Retirement 2015 Fund	13.77%	17.11%	-22.8%
Target Retirement 2020 Fund	14.71%	*	*
Target Retirement 2025 Fund	15.30%	20.75%	-28.7%
Target Retirement 2030 Fund	15.86%	*	*
Target Retirement 2035 Fund	16.08%	25.83%	-34.2%
Target Retirement 2040 Fund	16.31%	*	*
Target Retirement 2045 Fund	16.23%	26.35%	-34.1%
Target Retirement 2050 Fund	16.22%	*	*
Pentegra Stable Value Fund	3.66%	2.19%	2.9%

Funds	2010	2009	2008
Short Term Investment Fund	0.28%	0.19%	2.3%
Government Short Term Investment Fund	-0.05%	-0.09%	1.9%
Treasury Inflation Protected Securities Fund	6.23%	10.60%	*
Aggregate Bond Index Fund	6.59%	5.49%	4.9%
S&P 500 Index Fund	15.13%	26.01%	-37.3%
Vanguard Value Index Fund	14.28%	*	*
Vanguard Growth Index Fund	16.96%	*	*
S&P MidCap Index Fund	26.61%	36.58%	-36.5%
Russell 2000 Index Fund	26.71%	26.85%	-33.8%
Nasdaq 100 Index Fund	20.09%	53.98%	-42.0%
US REIT Fund	27.85%	26.77%	-39.3%
International Fund	7.83%	31.33%	-43.6%

*	The annual percentage return on these funds is not available due to date of inception and/or date of offering to the Plan

Investment Fund Descriptions

The following is a brief description of the above referenced investment funds available for participant election.

SSgA Target Retirement Funds (including SSgA Target Retirement Income Fund, SSgA Target Retirement 2010 Fund, SSgA Target Retirement 2015 Fund, SSgA Target Retirement 2020 Fund, SSgA Target Retirement 2025 Fund, SSgA Target Retirement 2030 Fund, SSgA Target Retirement 2035 Fund, SSgA Target Retirement 2040 Fund, SSgA Target Retirement 2045 Fund and SSgA Target Retirement 2050 Fund). These funds offer complete, low cost investment strategies with asset allocations which become more conservative as you near retirement and are designed for people who want a professional to decide what types of investments are best for their selected retirement date. You simply select the fund with a date closest to when you expect to retire and invest accordingly. The funds seek to match, as closely as possible, the performance of the corresponding SSgA Custom Index, over the long term. Each fund seeks to achieve its objective by investing in a set of underlying SSgA collective trust funds representing various asset classes. Each fund (other than the SSgA Target Retirement Income Fund) is managed to a specific retirement year (target date) included in its name.

Over time, the allocation to asset classes and funds change according to a predetermined “glide path.” (The glide path represents the shifting of asset classes over time and does not apply to the Income Fund). Each fund’s asset allocation will become more conservative as it approaches its target retirement date. This reflects the need for reduced investment risks as retirement approaches and the need for lower volatility of a portfolio, which may be a primary source of income after retirement. The allocations reflected in the glide path do not reflect tactical decisions made by SSgA to overweight or underweight a particular asset class based on its market outlook but rather management of each fund’s strategic allocation according to its glide path and applicable benchmark. Each fund attempts to closely match the characteristics and returns or its custom benchmark as opposed to any attempts to outperform this benchmark.

Once a fund reaches its target retirement date, it will begin a five-year transition period to the SSgA Target Retirement Income Fund resulting at the end of that five-year period in an allocation to stocks that will remain fixed at approximately 35% of assets. The remainder of the fund will be invested in fixed-income securities.

Pentegra Stable Value Fund. The fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. The fund invests in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. Each issuer must meet the credit quality criteria in order to be approved by the investment manager. The fund is managed to a weighted average maturity of approximately 1.5-4.0 years and maintains an average AA credit quality.

Short Term Investment Fund. The fund seeks to maximize current income while preserving capital and liquidity through investing in a diversified portfolio of short-term securities. The fund’s yield reflects short-term interest rates. The fund seeks to maintain a diversified portfolio of short-term securities by investing in high-quality money market securities and other short-term debt investments. Most of the investments in the fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the fund may be invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor’s and P1 by Moody’s Investors Service.

Government Short Term Investment Fund. This fund seeks to provide the safety of principal and current income offered by short-term U.S. government securities. The fund seeks to preserve principal and offer liquidity by investing only in short-term issues of the U.S. Treasury and its agencies. The fund’s investments have a short time to maturity, with no more than 20% of the fund invested beyond 90 days. No security may have a maturity of more than 13 months.

TIPS Index Fund. The fund seeks to match the total rate of return of the Barclays Capital U.S. Inflation Notes Index during a calendar year. The fund seeks to match the return of the index by investing in a portfolio of U.S. Treasury inflation protected securities. The duration of the fund is managed to that of the benchmark at all times, as are the sector and security weights. Overall sector and security weightings are also matched to the index. The fund is one of full replication, investing in a portfolio that owns the market-value weight of each security in the index.

Aggregate Bond Index Fund. The fund seeks to match the returns of the Barclays Capital U.S. Aggregate Bond Index. The fund invests primarily in government, corporate, mortgage-backed and asset-backed securities. The fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.

S&P 500 Index Fund. The fund seeks to replicate the returns and characteristics of the S&P 500 Index. The fund seeks to maintain the returns of the index by investing in a portfolio that replicates the index by owning securities in the same capitalization weights as they appear in the index. Replication seeks low turnover, accurate tracking, and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs in the fund. The fund uses a hierarchy of trading alternatives when appropriate—internal crossing, external crossing, futures, and open market trades—to attempt to capitalize on every opportunity to reduce the fund’s transaction costs. To provide 100% equity exposure, the base fund maintains a small (generally less than 5%) position in unleveraged S&P 500 stock index futures contracts. Futures help enable better tracking of index returns and allow for greater liquidity.

Vanguard Value Index. The fund seeks to track the investment performance of the MSCI US Prime Market Value Index, an unmanaged benchmark representing U.S. large-capitalization value stocks. Using full replication, the portfolio holds all stocks in the same capitalization weighing as the index. The experience and stability of Vanguard’s Quantitative Equity Group have permitted continuous refinement of techniques for reducing tracking error. The group uses proprietary software to implement trading decisions that accommodate cash flow and maintain close correlation with index characteristics. Vanguard’s refined indexing process, combined with low management fees and efficient trading, has provided tight tracking net of expenses.

Vanguard Growth Index. The fund seeks to track the investment performance of the MSCI US Prime Market Growth Index, an unmanaged benchmark representing large U.S. firms. Using full replication, the portfolio holds all stocks in the same capitalization weighing as the index. The experience and stability of Vanguard’s Quantitative Equity Group have permitted continuous refinement of techniques for reducing tracking error. The group uses proprietary software to implement trading decisions that accommodate cash flow and maintain close correlation with index characteristics. Vanguard’s refined indexing process, combined with low management fees and efficient trading, has provided tight tracking net of expenses.

S&P MidCap Fund. The fund seeks to replicate the returns and characteristics of the S&P MidCap 400 Index. The fund seeks to match the return of the index by investing in a portfolio that owns units of one or more portfolios that hold securities of the index, in the same capitalization weights as they appear in the index. Replication seeks low turnover, accurate tracking and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs. We use a hierarchy of trading alternatives when appropriate—internal crossing, external crossing, futures, and open market trades – to attempt to capitalize on every opportunity to reduce transaction costs. To provide 100% equity exposure, the base fund maintains a small (generally less than 5%) position in S&P MidCap 400 stock index futures contract. Futures help enable better tracking of index returns and allow for greater liquidity.

Russell 2000 Index Fund. The fund seeks to replicate the returns and characteristics of the Russell 2000 Index. The fund seeks to match the return of the index by investing in a portfolio that holds the securities of the index. Replication seeks low turnover, accurate tracking and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs. We use a hierarchy of trading alternatives when appropriate—internal crossing, external crossing, futures, and open market trades—to attempt to capitalize on every opportunity to reduce transaction costs. To provide 100% exposure to the equity market and help increase tracking accuracy, the base fund may hold Russell 2000 Index futures contracts (no more than 5% of the holdings are futures). Futures help enable better tracking of index returns and allow for greater liquidity.

Nasdaq 100 Index Fund. The fund seeks to match the performance of the NASDAQ 100 Index. The fund invests in all of the stocks in the NASDAQ 100 Index in proportion to their weighting in the Index. The Fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

REIT Index Fund. The fund invests primarily in equity shares of real estate investment trusts (REITs). The fund typically invests in all securities in the Dow Jones/Wilshire REIT Index in proportion to their weighting in the Index. The fund seeks to match the performance of the Dow Jones/Wilshire REIT Index while providing daily liquidity. As such we seek to maintain sector and security weightings that closely match the Index. The Dow Jones/Wilshire REIT Index is comprised of 90 publicly traded REITs. To be included in the Index, a company must be an equity owner and operator of commercial (or residential) real estate and must generate at least 75% of its revenue from such assets. The REITs invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. REITS generate income from rentals or lease payments and offer the potential for growth from property appreciation and the potential for capital gains from the sale of properties.

International Fund. The fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, Far East (MSCI EAFE) Index while providing daily liquidity. The fund typically invests in all the stocks in the MSCI EAFE Index in proportion to their weighting in the Index. The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

B-4